SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 9, 2008

Znomics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136372	88-0417389
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2611 SW Third Ave. Suite 200, Portland, OR	97201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  503 827-5271

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into A Material Definitive Agreement

On July 9, 2008, we entered into a Research Agreement with Oregon Health & Science University (OHSU).  Under the agreement, we will begin a collaborative research program with OHSU  and Thomas Scanlan, Ph.D., Director of its Chemical Biology Program.  The research program will seek to design and develop pre-clinical compounds to treat diseases such as rheumatoid arthritis, asthma and inflammatory bowel syndrome.  Under the research agreement, Znomics will fund the program and will have the exclusive option to license the rights to the discoveries during the agreement and for a period of 150 days after being notified of an invention.  If licensed, the terms are expected to include Znomics paying a non-refundable initial fee, milestone payments on achievement of certain events including issuance of patents, initiation of clinical phase trials and first sale of a drug. Znomics would be expected to pay a low annual maintenance fee, a royalty in a low percentage range on sales of the licensed product.

The initial term of the agreement is twelve months, during which we will fund a research budget of approximately $115,000.  Termination of the agreement can be effected by 90 days notice from either party.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On July 11, 2008, Charles Blitzer was appointed to serve on our board of directors.  There are no family relationships between Mr. Blitzer and any of our directors or executive officers. Mr. Blitzer has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  At this time, we do not have any employment or compensation agreements with Mr. Blitzer.  Under a policy approved February 13, 2008, non-Chair independent board members, including Mr. Blitzer, will receive options to purchase 15,000 shares of common stock.  Such options vest on a quarterly basis.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Research Agreement between Oregon Health & Science University and Znomics, Inc.
99.1	Press release dated July 9, 2008 announcing the Research Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Znomics, Inc.

/s/Richard Sessions
Richard Sessions
Chief Executive Officer

Date:  July 11, 2008